Exhibit 10.10

PURCHASE AND SALE AGREEMENT
among
TEPPCO CRUDE PIPELINE, L.P.
and
SOUTH TEXAS NGL PIPELINES, LLC
                                        , 2007

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EXHIBITS AND SCHEDULES

Exhibit A	Definitions
Exhibit B	P-61 Pipeline Descriptions
Exhibit C	Intentionally Omitted
Exhibit D	Real Property Description
Exhibit E	Assigned Contracts
Exhibit F	Intentionally Omitted
Exhibit G	Intentionally Omitted
Exhibit H	Permits and Rights-of-Way
Exhibit I	Intentionally Omitted
Exhibit J	Intentionally Omitted
Exhibit K	Intentionally Omitted
Exhibit L-1	Form of Bill of Sale
Exhibit L-2	Form of Assignment of Right-of-Way, Easement, Etc.
Exhibit L-3	Form of Partial Assignment of Right-of-Way
Exhibit L-4	Form of Special Warranty Deed
Exhibit L-5	Form of Assignment of Contracts
Exhibit M	Intentionally Omitted
Exhibit N	Bonds
Exhibit O	Intentionally Omitted
Schedule 5.1(d)	Consents
Schedule 5.1(g)	Violation of Law
Schedule 5.1(h)	Tax Matters
Schedule 5.1(i)	Permit Compliance
Schedule 5.1(j)	Title Defects
Schedule 5.1(k)	Environmental Matters
Schedule 5.1(l)	Litigation

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PURCHASE AND SALE AGREEMENT
     THIS PURCHASE AND SALE AGREEMENT (the “Agreement”), is entered into as of the ___ day of                     , 2007, by and among TEPPCO Crude Pipeline, L.P., a Texas limited partnership, (“Seller”), and South Texas NGL Pipelines, LLC, a Delaware limited liability company, (“Buyer”). Seller and Buyer are hereinafter sometimes referred to individually as a “Party” or collectively as the “Parties.” Other definitions used in this Agreement are found in Exhibit A hereto.
     For and in consideration of the mutual covenants, obligations and benefits made and contained herein, the Parties agree as follows:
Article 1
Purchase and Sale
     1.1 Assets to be Sold. Subject to the terms and conditions set forth below, Seller agrees to sell, grant, transfer, assign and convey, and Buyer agrees to purchase, acquire, pay for and accept all of Seller’s right, title and interest in and to all of the following (collectively, the “Property”):
          (a) the 10-mile long, 18” crude oil pipeline segment commonly known as the Seller’s P-61 pipeline from Mont Belvieu to Seller’s Baytown Terminal (the “Pipeline”), as more fully described on Exhibit B hereto;
          (b) the real property interests related to the Pipeline (the “Real Property”) as described on Exhibit D hereto;
          (c) all leases, subleases, agreements, contracts, instruments, other similar arrangements and rights thereunder as described on Exhibit E hereto, (collectively, the “Assigned Contracts”);
          (d) all tangible personal property of Seller, including, without limitation, all pipe, pumps, motors, valves, fittings, miscellaneous equipment and facilities, SCADA system and buildings associated with the Pipeline (the “Equipment”);
          (e) all Permits and Rights-of-Way described on Exhibit H hereto; and
          (f) the Books and Records; provided, however, that the Property shall not include any Excluded Assets.
     1.2 Excluded Assets.
          (a) Seller shall reserve and retain all assets other than as expressly set forth in Section 1.1 hereof and the Exhibits referenced therein (the “Excluded Assets”). The Excluded Assets shall include, without limitation, the following: (i) all of Seller’s minute books, financial records, other business records and agreements with Affiliates, (ii) all claims and causes of action of Seller relating to any liabilities retained by Seller or any of the Excluded Assets, (iii) all rights and interests of Seller (A) under any policy or agreement of insurance or indemnity, (B) under any bond or (C) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events, or damage to or destruction of property, occurring prior to the Effective Date, (iv) all claims of Seller for refunds of or loss carry forwards with respect to (A) taxes attributable to any period prior to the Effective Date, (B) income or franchise taxes or (C) any taxes attributable to the Excluded Assets, (v) all amounts due or payable to Seller as adjustments to insurance premiums related to the Properties with respect to any period prior to the Effective Date, (vi) all of Seller’s trademarks logos and similar intellectual property, including, without limitation, the name “TEPPCO” and all variations and derivatives thereof, and (vii) all accounts, notes and other receivables pursuant to the Assigned Contracts or otherwise with respect to periods prior to the Effective Date (“Accounts Receivable”).
          (b) For all of the Excluded Assets, Buyer grants Seller a ninety (90) day right of access, commencing on the Closing Date, to remove such assets from the Property at such times and with such reasonable notice as shall be mutually agreed by Buyer and Seller. Within ninety (90) days after the Closing Date, Buyer shall remove, cause to be removed or otherwise replace or re-label, all such names, marks or logos from wherever they may appear on the Property, including the removal or re-labeling of all line markers identifying Seller as the owner of any of the Property.
          (c) From and after the Effective Date, and without additional consideration, (i) if and to the extent Buyer or any of its Affiliates receives any payment that is identified as, or should be reasonably understood to be, a payment pursuant to any Account Receivable, Buyer shall promptly, and in any event, within five (5) Business Days after receipt thereof, remit such payment to Seller, (ii) Buyer shall not take any action that interferes with or jeopardizes the collection of the Accounts Receivable by Seller and (iii) upon the request of Seller, Buyer shall use Reasonable Efforts to take or cause to be taken all action as may be necessary or advisable in connection with the collection of the Accounts Receivable by Seller, including, without limitation, assisting Seller in connection with the exercise of any rights and remedies Seller may have pursuant to the Assigned Contracts or otherwise; provided, however, Seller shall reimburse Buyer for all out-of-pocket expenses incurred by Buyer in connection with its performance of this Section 1.2(c)(iii); and provided, further, nothing in this Section 1.2(c) shall require Buyer to do anything in contravention of applicable Law.
Article 2
Purchase Price
     2.1 Purchase Price. The price to be paid by Buyer to Seller for the Property shall be Eight Million Dollars ($8,000,000).
     2.2 Closing Payments. At Closing (as defined below), Buyer shall pay Seller the Purchase Price by wire transfer in immediately available funds to an account to be designated by Seller to Buyer not less than two (2) Business Days prior to Closing.
Article 3
Closing
     3.1 Date and Place of Closing. The consummation of the Transaction (“Closing”) will take place within five (5) business days following satisfaction of the conditions stated in Section 3.5 below, at the offices of TEPPCO Partners, L.P., 1100 Louisiana Street, 13th Floor, Houston, Texas 77002, or at such other time and place as agreed to in writing by the Parties (the “Closing Date”). Control of operations of the Acquired Assets and risk of loss and transfer of title to the Property from Seller to Buyer shall be effective as of the Effective Date.

     3.2 Seller’s Deliveries at Closing. At Closing, Seller shall deliver, or cause to be delivered, to Buyer the following:
          (a) one or more (i) Bills of Sale in substantially the form attached hereto as Exhibit L-1, (ii) Assignments of Right of Way, Easement, etc. in substantially the form attached hereto as Exhibit L-2, (iii) Partial Assignments of Right of Way in substantially the form attached hereto as Exhibit L-3, (iv) Special Warranty Deeds in substantially the form attached hereto as Exhibit L-4, and (iv) Assignments of Contracts in substantially the form attached hereto as Exhibit L-5, (collectively, the “Conveyance Documents”), each duly executed on behalf of the appropriate Seller; and
          (b) such other documents, instruments or agreements as may be reasonably requested by Buyer to effectuate the transactions contemplated by this Agreement.
     3.3 Buyer’s Deliveries at Closing. At Closing, Buyer shall deliver, or cause to be delivered, to Seller the following:
          (a) a wire transfer of immediately available funds to Seller of the Purchase Price;
          (b) the Conveyance Documents duly executed on behalf of Buyer; and
          (c) such other documents, instruments or agreements as may be reasonably requested by Seller to effectuate the transactions contemplated by this Agreement.
     3.4 Possession. At Closing, Seller shall deliver to Buyer possession of the Property other than the Books and Records, which shall be delivered pursuant to Section 11.5 hereof.
     3.5 Closing Condition. The Closing shall not take place until the completion of construction of a new 20” pipeline and satisfaction of all other obligations related to such construction.
Article 4
Assumption of Obligations and Liabilities; Excluded Liabilities
          4.1 Assumed Liabilities. Subject to the terms and conditions of this Agreement, Buyer agrees to assume and become responsible for, as of the Closing, all of the following liabilities and obligations (the “Assumed Liabilities”): (a) liabilities and obligations with respect to the performance of the Assigned Contracts, Permits and Rights-of-Way included in the Property based on any act or omission occurring on and after the Effective Date; (b) liabilities and obligations with respect to the Property arising on or after the Effective Date (excluding (i) liabilities and obligations that arise from or as a result of the existence of Environmental Conditions or the violation of applicable Environmental Law prior to the Effective Date and (ii) liabilities and obligations that arise from Third-Person Claims for breach of contract or tort based on any act or omission occurring prior to the Effective Date); and (c) liabilities and obligations that arise from or as a result of the existence of Environmental Conditions or the violation of applicable Environmental Law based on any act or omission occurring on or after the Effective Date.

     4.2 Excluded Liabilities. Seller shall retain and be solely responsible for all liabilities and obligations not expressly included among the Assumed Liabilities (collectively, the “Excluded Liabilities”).
Article 5
Seller’s Representations
     5.1 Representations of Seller. Seller represents and warrants the following to Buyer as of the date of this Agreement:
          (a) Seller has not incurred any obligation or liability, contingent or otherwise, nor made any agreement with respect to any broker or finder’s fees arising out of or in any way related to the transactions contemplated by this Agreement for which Buyer would be responsible.
          (b) Seller is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Texas and is duly qualified to carry on business in the states in which the Acquired Assets requires it to be qualified.
          (c) Seller has the power and authority necessary to enter into and perform each Transaction Document to which it is a party and the Transaction, and none of the execution, delivery or performance of any Transaction Document to which it is a party, nor the consummation of the Transaction, will, with the passage of time or the giving of notice or both, (i) violate any provision of the formation documents of such Seller, (ii) violate any agreement or instrument to which such Seller is a party or by which such Seller is bound, (iii) violate any judgment, order, ruling or decree applicable to such Seller (iv) violate any Law applicable to such Seller, the Transaction Documents or the Transaction, or (v) result in the creation or imposition of any Lien on any of the Property.
          (d) Except as described in Schedule 5.1(d) hereto, no Consent is required to be obtained, given or made in connection with the execution and delivery by Seller of the Transaction Documents or the consummation by Seller of the Transaction.
          (e) The execution, delivery and performance by Seller of each Transaction Document to which it is a party, and the consummation of the Transaction, have been duly authorized by all requisite action on the part of such Seller. This Agreement has been duly executed and delivered on behalf of Seller, and, at the Closing, each other Transaction Document to be executed and delivered by Seller will have been duly executed and delivered by such Seller. This Agreement does, and such other Transaction Documents will, upon execution thereof constitute legal, valid and binding obligations of Seller enforceable in accordance with their terms, subject, however, to the effect of bankruptcy, insolvency, reorganization, moratorium and similar Laws from time to time in effect relating to the rights and remedies of creditors, as well as to general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).
          (f) Seller is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or a “foreign person” within the meaning of Section 1445 of the Code.
          (g) Except as described in Schedule 5.1(g) hereto, neither Seller nor any portion of the Acquired Assets is in violation of any applicable Law (other than Environmental Law) and, to

Seller’s knowledge, neither Seller nor any portion of the Acquired Assets is in violation of Environmental Law, except in either case where such violations would not result in a Material Adverse Effect on the applicable Seller.
          (h) Except as described in Schedule 5.1(h) hereto, (i) to Seller’s knowledge, Seller has properly filed in a timely manner all Tax Returns related to the Acquired Assets, and has paid (except amounts being diligently contested in good faith by appropriate Proceedings and disclosed in Schedule 5.1(h) hereto, if any) all required Tax or similar assessments arising from or related to such Seller’s Property, including any interest, penalties or additions attributable thereto, (ii) no Proceedings, disputes or other actions which are pending, threatened or open seek the assessment or collection of additional Taxes of any kind from Seller specifically relating to any portion of the Property, and no other examination by the Internal Revenue Service or any other Tax authority affecting any portion of the Property is now pending, (iii) Taxes which Seller was required by Law to withhold or collect in respect to the Property have been withheld or collected and have been paid over to the proper Governmental Authorities or are properly held by such Seller for such payment when due and payable, (iv) Seller is not the beneficiary of any extension of time within which to file any Tax Return to be filed with respect to any Property, and (v) no claim has ever been made by any Tax authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to Tax by that jurisdiction with respect to any Property.
          (i) Set forth on Exhibit H is a true and complete list of all Permits related to the Acquired Assets. Except as described in Schedule 5.1(i) hereto, to Seller’s knowledge (i) each Seller has all Permits necessary for the operation of such Seller’s Property as currently conducted, (ii) each such Permit is in full force and effect, (iii) Seller is in compliance with all its obligations with respect to those necessary Permits and (iv) no event has occurred which allows, or upon the giving of notice or the passage of time or both would allow, the revocation or termination of any Permit. Except as described in Schedule 5.1(i) hereto, Seller has not received any written notice from any Governmental Authority of any actual or potential non-compliance with the terms and conditions of any Permits with respect to any portion of the Property.
          (j) Except for as disclosed in Schedule 5.1(j) hereto, (i), to Seller’s knowledge , the Property constitutes all of the properties and assets necessary for the operation of the Acquired Assets as the Acquired Assets is currently being conducted and (ii) Seller has good and valid title to all of the personal property included in the Property and such personal property is free and clear of all Liens (except for Permitted Encumbrances) and (iii) Seller has good and indefeasible title to the fee owned and leased real property that comprise a portion of the Property and satisfactory title to the pipeline rights-of-way and easements that comprise a portion of the Property, in each case, free and clear of all Liens (except for Permitted Encumbrances).
          (k) Except as described in Schedule 5.1(k) hereto, (i) Seller has not received any written notice of any civil, criminal or administrative Proceeding involving any portion of the Property relating in any way to applicable Environmental Law and (ii) there has been no release of Hazardous Substances on, into or beneath the Property that has or could reasonably be expected to result in more than $50,000 per individual occurrence and more than $100,000 in the aggregate in Losses with respect to Environmental Law.
          (l) Except as described in Schedule 5.1(1) hereto, (i) there is no pending or, to Seller’s knowledge, threatened Proceeding involving Seller or any of the Property, at law or in equity, by or before any Governmental Authority or any arbitrator or mediator which on the date hereof is still pending or threatened, and which, if adversely determined, would impair or prohibit the consummation of the transactions contemplated hereby or would have a Material Adverse Effect on the Property or any substantial portion thereof and (ii) there are no orders, writs, judgments, stipulations, injunctions, decrees, determinations, awards or other decisions of any Governmental Authority, or any arbitrator or mediator, outstanding against Seller pertaining to any portion of the Property, except as would not have a Material Adverse Effect.
     5.2 Definitions, Disclaimers and Limitations.
          (a) For purposes of the representations and warranties of each Seller set forth in this Agreement (including, without limitation, Section 5.1), “knowledge” of any Seller shall mean the actual knowledge of Sam Brown, Mike Sims and Chuck Frey, who are on the date hereof the Persons most familiar with operation and maintenance, financial, regulatory, compliance and contractual matters relating to the Acquired Assets.
          (b) EXCEPT AS SET FORTH HEREIN, (i) SELLER IS SELLING THE BUSINESS AND PROPERTY ON AN “AS IS, WHERE IS” BASIS AND DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES CONCERNING THE ACQUIRED ASSETS, AND (ii) SELLER MAKES NO REPRESENTATION OR WARRANTY OF TITLE OR FITNESS WITH REGARD TO THE ACQUIRED ASSETS AND SELLER EXPRESSLY DISCLAIMS ANY WARRANTIES (EXPRESS, IMPLIED OR STATUTORY), WHETHER OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE, COVERING THE ACQUIRED ASSETS.
          (c) Seller makes no representations concerning the present or future value of the possible income, costs or profits, if any, to be derived from the Acquired Assets.
Article 6
Buyer’s Representations
     Buyer represents and warrants the following to Seller:
          (a) BUYER HAS CONDUCTED ITS OWN EVALUATION OF THE PHYSICAL CONDITION OF THE ACQUIRED ASSETS AND IS ACQUIRING THE ACQUIRED ASSETS ON AN “AS IS, WHERE IS” BASIS, PURSUANT TO BUYER’S INDEPENDENT INSPECTIONS, ESTIMATES, COMPUTATIONS, REPORTS, STUDIES AND EVALUATIONS OF THE ACQUIRED ASSETS AND THE EXPRESS PROVISIONS OF THIS AGREEMENT. FURTHER, BUYER ACKNOWLEDGES THAT THE ACQUIRED ASSETS HAVE BEEN USED FOR THE TRANSPORTATION OF CRUDE OIL, PETROLEUM/REFINED PRODUCTS OR BOTH AND MAY HAVE BEEN THE SUBJECT OF ONE OR MORE RELEASES OF CRUDE OIL, PETROLEUM/REFINED PRODUCTS OR BOTH AS A RESULT OF ITS USE.
          (b) Buyer is acquiring the Property for its own benefit and account and not with a present intent of distributing fractional undivided interests thereof as would be subject to regulation by federal or state securities Laws.

          (c) By reason of Buyer’s knowledge and experience in the evaluation, acquisition and operation of similar properties, Buyer has evaluated the merits and risks of purchasing the Acquired Assets and has formed an opinion based solely upon each Buyer’s knowledge and experience and not upon any representations or warranties by Seller other than as specifically set forth herein.
          (d) Buyer assumes the risk of the expiration of any Rights-of-Way, Permit, Assigned Contract or other agreements applicable to the Acquired Assets.
          (e) Buyer is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware and is duly qualified to carry on business in the states in which the conduct of the Acquired Assets requires it to be qualified.
          (f) Buyer has not incurred any obligation or liability, contingent or otherwise, nor has it made any agreement with respect to any broker or finder’s fees arising out of or in any way related to the transactions contemplated by this Agreement for which Seller would be responsible.
          (g) Buyer has the power and authority necessary to enter into and perform the Transaction Documents to which it is a party and the Transaction, and neither the execution, delivery and performance of the Transaction Documents to which it is a party, nor the (a) consummation of the Transaction, will violate (i) any provision of the formation documents of Buyer, (ii) any agreement or instrument to which Buyer is a party or by which Buyer is bound, (iii) any judgment, order, ruling or decree applicable to Buyer or (iv) any Law applicable to Buyer, the Transaction Documents or the Transaction.
          (h) The execution delivery, and performance by Buyer of the Transaction Documents to which it is a party and the consummation of the Transaction have been duly authorized by all requisite action on the part of Buyer. This Agreement has been duly executed and delivered on behalf of Buyer, and, at the Closing, all other Transaction Documents required hereunder to be executed and delivered by Buyer will have been duly executed and delivered by Buyer. This Agreement does, and such other Transaction Documents will upon execution thereof, constitute legal, valid and binding obligations of Buyer enforceable in accordance with their terms, subject, however, to the effect of bankruptcy, insolvency, reorganization, moratorium and similar Laws from time to time in effect relating to the rights and remedies of creditors, as well as to general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).
          (i) Buyer is not (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended or (ii) a “foreign person” within the meaning of Section 1445 of the Code.
          (j) Buyer has currently available all funds necessary to enable it to consummate the Transaction. Buyer’s ability to consummate the Transaction is not contingent on its ability to complete any financing on debt or equity offering prior to or after Closing.
Article 7
Covenants of Seller and Buyer
     7.1 Consents and Financial Surety.

          (a) With respect to all Rights-of-Way and Permits, upon Closing, Seller and Buyer shall promptly file all assignments, applications, request for consent or approval and other appropriate documentation for the transfer to Buyer of the Rights-of-Way and Permits, including, without limitation, all required bonds and insurance. Buyer shall keep Seller informed of all actions taken by the appropriate Governmental Authorities with respect to the same. If Seller pays any franchise fees relating to the Property allocable to the period after the Effective Date while Buyer is attempting to transfer from Seller to Buyer the Rights-of-Way or Permits, Buyer shall promptly reimburse Seller for any portion of such payment attributable to the periods after the Effective Date.
          (b) Buyer shall use Reasonable Efforts to provide, within thirty (30) days after the Effective Date, substitute or replacement guarantees, bonds, insurance, letters of credit or similar surety to, or obtain a release of the applicable Seller from, the appropriate Governmental Authorities or other Persons with respect to (i) all of Seller’s guarantees, bonds, insurance, letters of credit and similar obligations (and the reimbursement obligations thereunder) related to crude oil purchase and sale agreements included in the Assigned Contracts to the extent the same apply to the performance of such Assigned Contracts on and after the Effective Date and (ii) all of the bonds described in Exhibit N hereto ((i) and (ii) are collectively referred to as “Bonds”). Prior to Closing, Seller shall deliver to Buyer a description of all Bonds outstanding as of the Effective Date that are not described on Exhibit N hereto. If required, Buyer shall offer its own bond, insurance, letter of credit, guarantee, reimbursement liability or similar obligation on the same terms and in substitution for the Bonds. If, notwithstanding Buyer’s Reasonable Efforts, such Governmental Authorities or other Persons entitled to the Bonds will not permit Buyer to make such substitution therefore and will not release the applicable Seller, Buyer shall provide Seller with an appropriate indemnity in a form that is reasonably acceptable to it.
Article 8
Title
     8.1 Conveyances at Closing. At Closing, Seller shall grant, transfer, assign, convey, and deliver the Property to Buyer, and Buyer shall accept the Property from Seller, by means of the Conveyancing Documents. Effective as of Closing, all Rights-of-Way and Permits pertaining to the Property to the extent assignable shall be transferred and assigned to Buyer, and Buyer shall assume from Seller all of Seller’s right, title and interest and obligations under such Rights-of-Way and Permits, WITHOUT ANY WARRANTIES OF ANY KIND WHATSOEVER, WHETHER IMPLIED OR EXPRESS, including, but not limited to those pertaining to (a) gaps in title or the right-of-way and non-contiguity and non-continuity of the right-of-way and (b) Seller’s title to or interest in such Rights-of-Way and Permits.
     8.2 Non-Assigned Assets. Notwithstanding anything to the contrary contained in this Agreement, to the extent the Parties elect or are required to consummate the transactions contemplated hereby prior to obtaining a third party consent required in connection with the assignment of any Property (a “Non-Assigned Asset”), such Non-Assigned Asset shall be deemed to be held by Seller at all times during the Holding Period in accordance with this Section 8.2. During the Holding Period (a) Seller shall provide Buyer with the economic benefits and risks of ownership of the Non-Assigned Asset, (b) Buyer shall continue to use commercially reasonable efforts to obtain the third party consent(s) related to such Non-Assigned Asset, and (c) upon Buyer’s request, Seller shall enforce, at Buyer’s sole cost and expense, any and all rights of Seller against third parties with respect to such Non-Assigned Asset, including instituting and prosecuting all proceedings against parties other than Seller or its Affiliates which Buyer may in its reasonable discretion deem proper in order to assert or enforce any right, title or interest in, to or under the Non-Assigned Asset or take other actions reasonably necessary to obtain the benefits of such Non-Assigned Asset, and defending and compromising any and all actions, suits or proceedings in respect of such Non-Assigned Asset. Buyer shall be entitled to retain for its own account any amounts collected pursuant to the foregoing, including any amounts payable as interest in respect thereof. Seller will promptly pay to Buyer when received all monies received by Seller under any Non-Assigned Asset or any claim or right or any benefit arising thereunder (net of any amounts for which Seller is entitled to be reimbursed pursuant to this Section 1.14), except to the extent the same represents an Excluded Asset. Buyer shall indemnify and hold harmless Seller from and against any Losses that a Seller Indemnified Party may suffer resulting from, arising out of, relating to, or caused by, Buyer’s or any of its Affiliates’ performance, breach or default under, operation of, or conditions existing, arising or occurring with respect to, any Non-Assigned Asset. For purposes of this Agreement, if the Non-Assigned Asset is an easement or similar right, then the term Non-Assigned Asset shall include the portion of the associated Pipeline or other Property located thereon. Upon receipt of the third party consent related to a Non-Assigned Asset, the assignment of such Non-Assigned Asset shall automatically become effective without the need for any further action on the part of the Parties or any other Person and without the payment of any additional consideration. For purposes of this Agreement, the term “Holding Period” for any particular Non-Assigned Asset shall mean the period beginning on the Closing Date and ending on the earlier of (i) the date upon which the contract for which consent was not obtained expires, (ii) the date upon which such consent or an alternative arrangement is obtained on terms that are substantially similar in operational and economic effects as the assignment of the Non-Assigned Asset to Buyer or (iii) the fifth anniversary of the Closing Date.
Article 9
Taxes and Related Matters
     9.1 Cooperation on Tax Matters. Buyer and Seller agree to furnish, or cause to be furnished, to each other, upon request, as promptly as practicable, such information and assistance relating to the Property as is reasonably necessary for the filing of all Tax Returns, the preparation for any audit by any Tax authority, and the prosecution or defense of any Proceeding relating to any Tax Return. Seller and Buyer shall cooperate with each other in the conduct of any audit or other Proceeding related to Taxes involving the Property and each shall execute and deliver such documents as are necessary to carry out the intent of this article.
     9.2 Proration of Property Taxes. For purposes of this Agreement, general property Taxes and other ad valorem-type Taxes (collectively, “Property Taxes”) related to the ownership or use of the Property for any period beginning prior to the Effective Date and ending after the Effective Date (a “Straddle Period”) shall be prorated between Buyer and Seller with Seller’s share of the Property Tax being equal to the full amount of the Property Tax for the Straddle Period multiplied by a fraction, the numerator of which is the number of days in such Straddle Period through the Effective Date and the denominator of which is the number of days in the entire Straddle Period. Seller shall pay to Buyer Seller’s share of such Property Taxes within thirty Business Days of Seller’s receipt of written documentation from Buyer (including any Tax Return prepared with respect to such Taxes) specifying the amount of Tax due and the manner in which such Tax was calculated; provided, however, that such thirty day period shall be extended during any period that Seller is disputing in good faith the calculation of such Property Taxes. Buyer shall actually pay to the relevant Tax authority all Property Taxes for the year of Closing.
     9.3 Recording Fees and Transfer Taxes. Buyer shall pay and bear all recording fees and documentary transfer Taxes that may be required.
     9.4 Other Taxes.
          (a) Seller and Buyer acknowledge that the State of Texas (i) imposes a state and local tax on the retail sale of certain personal property within the State of Texas; and (ii) excludes from such tax (A) any transfer of personalty acquired for the purpose of resale (inventory), (B) any property consisting of equipment, machinery, parts, supplies and other tangible personal property acquired by the purchaser for use or consumption directly in the manufacture of tangible personal property, (C) any property sold which qualifies for the occasional sale exemption such as the sale of a separate division, branch or identifiable segment of the seller’s business, and (D) personalty transferred as an incidental part of the sale of real property.
          (b) Seller and Buyer agree that all Texas state and local sales and use taxes imposed on the sale and conveyance of the Property shall be the liability of Seller. Seller and Buyer agree that no Texas state or local sales and use taxes will be reported on any of the Property transferred to Buyer because all such assets fail within one of the above-mentioned exceptions to the Texas state and local sales and use taxes.
     9.5 Purchase Price Allocation. Within ninety (90) days following the Effective Date, Buyer and Seller shall mutually agree upon an allocation of the Purchase Price among the assets constituting the Property and the amount of any assumed liabilities (if any) to the Property which allocation shall be conclusive and binding on Buyer and Seller for all purposes. Buyer and Seller agree that they shall file United States Treasury forms, consistent with the agreed-upon allocations, with their applicable tax returns for the taxable year of the Transaction.
     9.6 Assigned Contracts. Any Taxes that are payable in connection with any Assigned Contracts for any period prior to the Closing shall be the sole responsibility of Seller.
Article 10
Indemnification
     10.1 Seller’s Indemnity. Each Seller, as to its respective covenants, obligations, agreements, representations or warranties (disregarding any qualification exception contained in such representation or warranty relating to Material Adverse Effect), Excluded Liabilities and Taxes, shall indemnify, defend and hold harmless Buyer, its Affiliates, and the directors, officers, shareholders, owners, employees, tenants, contractors, attorneys, agents, successors and assigns of any of them from and against any and all Losses which arise out of, in connection with or result from the following:
          (a) the breach by Seller of any of its covenants, obligations, agreements, representations or warranties under any Transaction Document; or
          (b) the Excluded Liabilities (other than claims pursuant to Section 10.1(c); or

          (c) any Taxes for which Seller is responsible pursuant to any Transaction Document including, without limitation, Article 9 hereof.
     10.2 Buyer’s Indemnity. Buyer shall indemnify, defend and hold harmless Seller, its Affiliates, and the directors, officers, shareholders, owners, employees, tenants, contractors, attorneys, agents, successors and assigns of any of them (collectively, “Seller Indemnified Parties”) from and against any and all Losses which arise out of, in connection with or result from the following:
          (a) the breach by Buyer of any of its covenants, obligations, agreements, representations or warranties under any Transaction Document;
          (b) the Assumed Liabilities;
          (c) any claims or demands against or draws under the Bonds which arise out of, in connection with or result from any act or omission after the Effective Date; and
          (d) any Taxes for which Buyer is responsible pursuant to any Transaction Document including, without limitation, Article 9 hereof.
     10.3 EXPRESS NEGLIGENCE RULE. IT IS THE EXPRESS INTENTION OF THE PARTIES THAT THE INDEMNITIES IN THIS AGREEMENT SHALL APPLY TO CLAIMS THAT MAY ARISE IN WHOLE OR IN PART FROM THE NEGLIGENCE OF THE PARTIES, WHETHER ACTIVE, PASSIVE, JOINT, CONCURRENT OR SOLE. THE PARTIES HERETO ALSO ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND CONSTITUTES CONSPICUOUS NOTICE.
     10.4 Limitation on Seller’s Indemnities.
          (a) The indemnification obligation of Seller contained in Section 10.1 hereof shall apply to matters for which Seller has received notice from Buyer as follows:
     (i) at any time with respect to claims pursuant to Section 10.1(b) hereof and fraud or willful misconduct;
     (ii) prior to the lapse of the applicable statute of limitation with respect to claims pursuant to Section 10.1(c) hereof; and
     (iii) within one (1) year after the Effective Date with respect to all other claims.
          (b) Except in the case of fraud or willful misconduct and claims described in Sections 10.1(b) or (c) hereof,
     (i) Seller shall have no liability for any Losses pursuant to any Transaction Document unless and until all such Losses, in the aggregate, exceed one hundred thousand dollars ($100,000.00) and, thereafter, only to the extent such Losses exceed one hundred thousand dollars ($100,000.00), and

     (ii) Seller’s aggregate liability to any and all Persons pursuant to the Transaction Documents for Losses shall be capped at, and shall not exceed, twenty-five percent (25%) of the Purchase Price.
          (c) Seller shall have no liability for any claim with respect to any breach of representation or warranty to the extent Buyer had actual knowledge of such breach prior to the Effective Date.
     10.5 Limitation on Buyer’s Indemnities.
          (a) The indemnification obligation of Buyer contained in this Agreement shall apply to matters for which Buyer has received notice from Seller as follows:
     (i) at any time with respect to claims pursuant to Sections 10.2(b) and (c) hereof and fraud or willful misconduct;
     (ii) prior to the lapse of the applicable statute of limitation with respect to claims pursuant to Section 10.2(d) hereof; and
     (iii) within one (1) year after the Effective Date with respect to all other matters.
          (b) Except in the case of fraud or willful misconduct and claims pursuant to Sections 10.2(b), (c), (d), (e) and (f) hereof,
     (i) Buyer shall have no liability for any Losses pursuant to any Transaction Document unless and until all such Losses, in the aggregate, exceed one hundred thousand dollars ($100,000.00) and, thereafter, only to the extent such Losses exceed one hundred thousand dollars ($100,000.00), and
     (ii) Buyer liability to any and all Persons pursuant to the Transaction Documents for Losses shall be capped at, and shall not exceed, twenty-five percent (25%) of the Purchase Price.
     (c) Buyer shall have no liability for any claim with respect to any breach of representation or warranty to the extent Seller had actual knowledge of such breach prior to the Effective Date.
     10.6 Other Limitations on, and Rights Related to, Indemnification.
          (a) No party (“Indemnifying Party”) shall be required to indemnify or hold any other party (“Indemnified Party”) harmless with respect to any Claims to the extent the Losses from such Claim are covered by insurance policies maintained by the Indemnified Party (but only to the extent insurance proceeds are actually received by the Indemnified Party within one (1) year of the Indemnified Party’s submission to its insurer(s) of its claim and appropriate supporting documentation, unless the Indemnified Party fails to diligently attempt throughout such one (1) year period to collect promptly such insurance proceeds). If an Indemnified Party receives such an insurance payment subsequent to such one (1) year period, it shall remit to the Indemnifying Party who paid such indemnification claim, the amount so paid by the Indemnifying Party, but not in excess of the insurance payment.
          (b) If any Losses shall result in a Tax Benefit to the Indemnified Party, then the amount to which such Indemnified Party shall be entitled hereunder, shall be reduced by the present value amount of such Tax Benefit.
          (c) No indemnification shall be required in respect of punitive damages (unless punitive damages are payable to a Third Person by the indemnified party).
          (d) In the absence of fraud, the indemnification rights in this Article 10 are the sole and exclusive monetary remedies of the Parties with respect to the Transaction Documents and the Transaction.
     10.7 Claims Procedure. All claims for indemnification by a Party Article 10 shall be asserted and resolved as follows:
          (a) In the event that any Claim for which an Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against or sought to be collected from such Indemnified Party by a Third Person, such Indemnified Party shall, within thirty (30) calendar days of the receipt thereof, give notice (the “Claim Notice”) to the Indemnifying Party of such Claim specifying the nature of and specific basis for such Claim and the estimated amount thereof, to the extent then feasible, which estimate shall not be binding upon the Indemnified Party in its effort to collect the final amount of such Claim. The failure to give any such notice will not affect the rights of the Indemnified Party to indemnification hereunder unless the Indemnified Party has proceeded to contest, defend or settle the Claim for which it failed to give prior notice to the Indemnifying Party. Additionally, to the extent the Indemnifying Party is prejudiced thereby, the failure to notify the Indemnifying Party of any such Claim will relieve the Indemnifying Party from liability that it may have to the Indemnified Parry under the indemnification provisions contained in Article 10, but only to the extent of the loss directly attributable to such failure to notify and shall not relieve the Indemnifying Party from any liability that it may have to the Indemnified Party otherwise.
          (b) The Indemnifying Party will be given the opportunity, at its cost and expense, to contest and defend, by all appropriate legal Proceedings, any Claim with respect to which it is called upon to indemnify the Indemnified Party under the provisions of this Agreement; provided, however, that notice of the intention to contest and defend will be delivered by the Indemnifying Party to the Indemnified Party within twenty (20) calendar days following receipt of the Claim Notice. If the Indemnifying Party does not give notice to the Indemnified Party of its election to contest and defend any such Claim within the 30-day period, then the Indemnifying Party will be bound by the result obtained with respect to such Claim by the Indemnified Party and shall be responsible for all costs incurred in connection therewith. Any Claim which the Indemnifying Party elects to contest and defend may be conducted in the name and on behalf of the Indemnifying Party or the Indemnified Party as may be appropriate. Such Claim will be conducted by counsel employed by the Indemnifying Party who will be reasonably satisfactory to the Indemnified Party. The Indemnified Party will have the right to participate in the defense of any Claim and to be represented by counsel of its own choosing at its cost and expense, unless the nature of the Claim precludes the same counsel from representing both the Indemnifying Party and the Indemnified Party in which case the fees and costs of such additional counsel shall be paid by the Indemnifying Party. If the

Indemnified Party joins in the defense of any Claim, the Indemnifying Party shall have full authority to determine all action to be taken with respect to their Claim; provided, however, if the Indemnifying Party reserves its rights with respect to its indemnification obligations under this Agreement as to the Claim, then the Indemnified Parry will have full authority to determine all action to be taken with respect to their Claim. At any time after the commencement of defense of any Claim, the Indemnifying Party may request the Indemnified Party to agree in writing to the abandonment of the contest or to the payment or compromise by the Indemnifying Party of the asserted Claim provided the Indemnifying Party agrees in writing to be solely liable for all Losses relating to such Claim, whereupon such action shall be taken unless the Indemnified Party determines that the contest should be continued and notifies the Indemnifying Party in writing within ten (10) calendar days of such request from the Indemnifying Party. In the event that the Indemnified Party determines that the contest should be continued, the amount for which the Indemnifying Parry would otherwise be liable hereunder shall not exceed the amount which the Indemnifying Party had agreed to pay in payment or consideration of such Claim, provided the other Party to the contested Claim had agreed in writing to accept such amount in payment or compromise of the Claim as of the time the Indemnifying Party made request therefor to the Indemnified Party, and further provided that under such proposed compromise, the Indemnified Party would be fully and completely released from any further liability or obligation with respect to the matters which are the subject of such contested Claim.
          (c) If requested by the Indemnifying Party, the Indemnified Party agrees, at the Indemnifying Party’s expense, to cooperate with the Indemnifying Party and its counsel in contesting any Claim that the Indemnifying Party elects to contest, or, if appropriate and related to the Claim in question, in making any counterclaim against the Person asserting the Third Person Claim, or any cross-complaint against any Person other than an Affiliate of the Indemnified Party.
          (d) If any Indemnified Party has a Claim against the Indemnifying Party that does not involve a Claim being asserted against or sought to be collected from it by a Third Person, the Indemnified Party shall send a Claim Notice with respect to the Claim to the Indemnifying Party.
          (e) The Indemnified Party agrees to afford the Indemnifying Party and its counsel the opportunity, at the Indemnifying Party’s expense, to be present at, and to participate in, conferences with all Persons asserting any Claim against the Indemnified Party and conferences with representatives of, or counsel for, such Persons.
Article 11
General Provisions
     11.1 Further Cooperation. The Parties shall execute and deliver such additional documents and shall use all Reasonable Efforts to take or cause to be taken all such actions as may be necessary or advisable to close and make effective the Transaction. Upon the request of Buyer, Seller shall reasonably cooperate with Buyer in connection with the issuance, reissuance or transfer to Buyer of all Permits and Rights-of-Way and the receipt of all Third Person Consents necessary for the continued operation of the Acquired Assets after the Closing. After Closing, each Party, at the request of the other Party, and without additional consideration, shall execute and deliver, from time to time, such additional documents of conveyance and transfer as may be necessary to accomplish the orderly transfer of the Acquired Assets to Buyer in the manner contemplated in this Agreement.

     11.2 Costs and Expenses. Except as otherwise expressly provided herein, each Party shall bear and pay its own costs and expenses, including but not limited to attorneys’ fees, incurred in connection with the Transaction.
     11.3 Risk of Loss. From and after the Effective Date, all risks of damage, destruction or other casualty loss to or of the Property shall be borne solely by Buyer.
     11.4 Joint Venture, Partnership and Agency. Nothing contained in this Agreement shall be deemed to create a joint venture, partnership, tax partnership or agency relationship between the Parties.
     11.5 Books and Records. Not later than thirty (30) calendar days after Closing, Seller shall deliver to Buyer originals of the Books and Records.
     11.6 Publicity. The initial press releases with respect to the execution of this Agreement and the consummation of the Transaction may be separate press releases, but prior to the issuance thereof, a copy shall have been provided to each of Seller and Buyer. Notwithstanding the foregoing, each of Buyer and Seller may make press releases or other public disclosures with respect to this Agreement and the Transaction as it determines, in its sole discretion, to be necessary or advisable pursuant to applicable law, including, without limitation, the Securities Act of 1933, the Securities Exchange Act of 1934, applicable state securities laws, and the rules and regulations of any applicable stock exchanges (including, without limitation, the New York Stock Exchange or other exchange), each as amended.
     11.7 Recording and Filing. Except as may be required by Law, this Agreement will not be recorded or filed by either Party, or their successors or assigns, in or with any public or government office, officer, agency or records repository without the prior written consent of the other Party.
     11.8 Confidentiality. Seller and Buyer (and their respective Affiliates) each acknowledge that the information and material, in whatever form, including, but not limited to, this Agreement and the Exhibits and Schedules (collectively, the “Confidential Information”) disclosed or made available to it by, and relating to the other (and its Affiliates) prior to the Effective Date is confidential. Seller and Buyer (and their respective Affiliates) each further agree that it shall use reasonable efforts not to make disclosure of the Confidential Information to any Person, irrespective of the form of communication, other than its members or owners, officers, employees, advisers and representatives to whom such disclosure is necessary or convenient for the completion of the Transaction and except as may be required by a court of competent jurisdiction. Seller and Buyer (and their respective Affiliates) shall each appropriately notify each officer, employee, adviser and representative to whom any such disclosure is made, that such disclosure is made in confidence and must be kept in confidence.
     11.9 Notices. All notices and consents required or authorized hereunder will be in writing and will be deemed to have been duly given by one Party if delivered personally, faxed with receipt acknowledged, mailed by registered or certified mail, delivered by a recognized commercial courier or otherwise actually received by the other Party at the address set forth below, or such other address as one Party may designate by ten (10) calendar days prior written notice to the other Party:

          (a) Seller:
TEPPCO Crude Pipeline, L.P.
TG Pipeline, L.P.
1100 Louisiana, 13th Floor
Houston, Texas 77002
Attn: Samuel Brown, Vice President
          of Commercial Downstream
Telephone: (713) 381-4785
Fax: (713) 381-3535
          with copies to:
TEPPCO Partners, L.P.
1100 Louisiana, 13th Floor
Houston, Texas 77002
Attention: Ms. Patricia Totten, General Counsel
Telephone: (713) 381-3939
Fax.: (713) 381-4039
          (b) Buyer:
South Texas NGL LLC
1100 Louisiana, 10th Floor
Houston, Texas 77002
Attn: James Cisarik, Senior Vice President
Telephone: (713) 803-8222
Fax: (713) 803-8300
          with a copy to:
Enterprise Products Partners L.P.
1100 Louisiana, 10th Floor
Houston, Texas 77002
Attention: Richard H. Bachmann, Chief Legal Officer
Telephone: (713) 381-6568
Fax.: (713) 381-381-6950
     11.10 Time of Performance. Time is of the essence in the performance of all covenants and obligations under this Agreement.
     11.11 Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the Transaction and supersedes all prior negotiations, statements, representations, discussions, correspondence, offers, agreements, and understandings relating to the Transaction. This Agreement may be modified, amended or supplemented only upon the prior written agreement of the Parties.

     11.12 Assignment. Buyer may not sell, assign, transfer, convey, option, mortgage, pledge or hypothecate its rights and obligations hereunder to any Third Person without the prior written consent of Seller, which consent will not be unreasonably withheld. Upon any authorized sale, assignment, transfer, conveyance, option, mortgage, pledge or hypothecation hereunder, all of the terms, covenants and conditions of this Agreement will be binding upon and inure to the benefit of the respective successors and assigns of Buyer, but Buyer shall remain liable for the performance of its obligations hereunder.
     11.13 Applicable Law. THIS AGREEMENT, OTHER DOCUMENTS EXECUTED AND DELIVERED PURSUANT HERETO, AND THE LEGAL RELATIONS BETWEEN THE PARTIES WITH RESPECT TO THIS AGREEMENT, ARE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO RULES CONCERNING CONFLICTS OF LAWS.
     11.14 Headings. The headings used in this Agreement are inserted for convenience only and will be disregarded in construing it.
     11.15 Limitations of Liability.
          (a) The sole and exclusive remedy of Buyer and Seller with respect to the purchase and sale of the Property shall be pursuant to the express provisions of this Agreement. Buyer and Seller shall be deemed to have waived, to the fullest extent permitted under applicable law, any rights of contribution and any and all rights, claims and causes of action which may exist against Seller or Buyer, respectively, arising under or based on any federal, state or local statute, law, ordinance, rule or regulation or common law or otherwise.
          (b) Seller and Buyer acknowledge that the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the Transaction. As the payment of money shall be adequate compensation, Buyer and Seller waive any right to rescind the Transaction.
          (c) Notwithstanding anything to the contrary herein, in no event shall any Party be liable to the other for any exemplary, punitive, special, indirect, consequential, remote or speculative damages; provided, however, that if a Party is held liable to a Third Person for any of such damages and the other Party is obligated to indemnify the liable Party for the matter that gave rise to such damages pursuant to this Agreement, then the indemnifying party shall be liable for, and obligated to reimburse the indemnified party for, such damages.
     11.16 Waiver of Jury Trial. THE PARTIES HERETO HEREBY IRREVOCABLY AND VOLUNTARILY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT AND THE TRANSACTION. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT.
     11.17 Maintenance of Records. Notwithstanding the inclusion of certain records, files and other data in the Property, Seller will have the right to copy and retain any copies of records, files and other data relating to the Property for which it has, or may have, any business, technical or legal need. To the extent that those records, files and other data or any other information made available to Buyer before or after the Closing contain proprietary business or technical information of Seller or its Affiliates, Buyer agrees to hold such records, files and other data in confidence and limit their use to the Property. Buyer shall not destroy or otherwise dispose of any records, files and other data acquired hereunder for a period of three (3) years following the Closing (except as to tax records for which the period shall be the applicable statute of limitations) except upon thirty (30) days prior written notice to Seller. During such periods, Buyer shall make such records, files and other data available to Seller at Seller’s sole cost and expense or its authorized representatives for any business, legal or technical need in a manner which does not unreasonably interfere with Buyer’s business operations.
     11.18 Third-Party Beneficiaries. Any agreement contained, expressed or implied in this Agreement will be only for the benefit of the Parties hereto and their respective legal representatives, successors and permitted assigns, and such agreements will not inure to the benefit of the obligees of any indebtedness of either Party hereto, it being the intention of the Parties hereto that no Person shall be deemed a Third-Person beneficiary of this Agreement. Notwithstanding anything herein to the contrary, nothing herein will be deemed to create any rights with respect to any employee of either Party or any employee of any Affiliate of a Party, except as expressly provided herein with respect to an Indemnified Party under Article 9.
     11.19 Counterparts and Facsimiles. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which will constitute one and the same instrument. A facsimile transmission of a signed copy of this Agreement will be deemed an original and will have the same valid and binding affect as an original.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

SELLER:

TEPPCO CRUDE PIPELINE, L.P.

By:	TEPPCO Crude GP, LLC,
its general partner

By:

	Name:	William G. Manias
	Title:	Chief Financial Officer

BUYER:

SOUTH TEXAS NGL PIPELINES, LLC

By:

Name:

Title:

EXHIBIT A
attached to and made part of the
Purchase and Sale Agreement
dated                                         , 2007 among
TEPPCO Crude Pipeline, L.P.,
and
South Texas NGL Pipelines, LLC
Definitions
     1. As used herein and in the Agreement, the following terms shall have the meanings defined below:
Acquired Assets means the Property and the Assumed Liabilities.
Affiliate means, when used with respect to a specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with the specified Person as of the time or for the time periods during which such determination is made. For purposes of this definition “control,” when used with respect to any specified Person, means the power to direct the management and policies of the Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have the meanings correlative to the foregoing.
Agreement means this Purchase and Sale Agreement, including the Exhibits and Schedules hereto, as amended, modified and supplemented from time to time.
Assigned Contracts means those Contracts that are a part of the Property, as the same have been amended, modified and supplemented prior to the Closing.
Books and Records means all non-privileged original files, records and data (excluding any legal opinions) relating to the Property and in the possession of Seller or its Affiliates, including, but not limited to, lease, land, and title records (including abstracts of title, title opinions and title curative documents); contracts; purchasing records; communications to and from any Governmental Authorities; tax, accounting, and permitting files; health, safety and environmental records; and engineering and operating records relating to the Pipeline. In the event that Seller claims that a document is privileged, Seller shall notify Buyer of that fact in writing prior to Closing.
Business Day means any day other than a Saturday, Sunday or day on which banks are authorized to close in Houston, Texas.
Cause means and includes fraud, theft, act(s) constituting a felony, gross neglect of duties, material dishonesty, gross insubordination, gross misconduct, disloyalty, intentional or grossly negligent violation of any state or federal law(s), attending work under the influence of alcohol or illegal drugs, or public conduct materially detrimental to the reputation of the employer.

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Claim means any demand, claim, notice of noncompliance or violation, loss, cost (including investigatory costs and attorneys’ fees), damage, expense, action, suit, Proceeding, judgment, or liability of any nature whatsoever.
Closing means the closing of the purchase and sale of the Property as contemplated by this Agreement.
Code means the Internal Revenue Code of 1986, as amended.
Consents means any consent or approval of, notice to, or filing with any Person.
Contracts means any agreement, contract, commitment, lease, or instrument, including all amendments, modifications and supplements thereto.
Effective Date means 7:00 a.m. Houston, Texas time on the Closing Date.
Environmental Condition means any condition, including, the presence of Hazardous Substances on, into, or beneath the Property that would give rise to liability under any Environmental Law.
Environmental Law means any applicable Law which govern or relate to pollution, protection of the environment, air emissions, water discharges, flood control, or Hazardous Substances, solid or hazardous waste, as any of these terms are or may be defined in Law, including: the Comprehensive Environmental, Response Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and subsequently amended 42 U.S.C. §§ 6901 et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. §§ 5101 et seq.; the Clean Water Act, as amended, 33 U.S.C. §§ 1311 et seq.; and the Clean Air Act, as amended, 42 U.S.C. §§ 7401 et seq.
GAAP means generally accepted accounting principles as followed in the United States, consistently applied.
Governmental Authority means any entity of or pertaining to government, including any federal, state, local, foreign, other governmental or administrative authority, agency, court, tribunal, arbitrator, commission, board or bureau.
Hazardous Substance means asbestos in any form, urea formaldehyde, PCBs, crude oil of any fraction thereof, all forms of petroleum products or by-products, any radioactive substance, any toxic, reactive, corrosive, ignitable or flammable chemical or chemical compound and any other hazardous substance, material or waste, whether solid, liquid or gas, as defined in any Environmental Law.
Independent Consultant means a professional consulting firm that (a) does not have, has not had during the twelve (12) month period prior to the date hereof and is not reasonably expected to have during the twelve (12) month period after the date hereof any material business relationship with any Party or any of its respective Affiliates and (b) has at least fifteen (15) years experience in the petroleum pipeline and marketing businesses, or is otherwise acceptable to the Parties.

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Independent Inspector means a professional petroleum inspection firm that (a) does not have, has not had during the twelve (12) month period prior to the date hereof and is not reasonably expected to have during the twelve (12) month period after the date hereof any material business relationship with any Party or any of its respective Affiliates and (b) has at least fifteen (15) years experience in the petroleum pipeline and marketing businesses, or is otherwise acceptable to the Parties.
Law means all applicable local, state, federal and foreign laws and rules, regulations, codes, and ordinances promulgated thereunder, as well as judgments, orders, consent orders or decrees with respect to which the relevant Party is a party-in-interest.
Lien means any lien, mortgage, pledge, security interest, clouds-on-title, options, or imperfections of title, other than Permitted Encumbrances.
Losses means any and all claims, damages, losses, liabilities, payments, obligations, penalties, assessments, costs, disbursements or expenses (including interest, awards, judgments, settlements, fines, costs of redemption, diminutions in value, fees, disbursements and expenses of attorneys, accountants and other professional advisors and of expert witnesses and costs of investigation and preparation of any kind or nature whatsoever).
Material Adverse Effect means any effect, event, combination of events, circumstance, occurrence, or change that, individually or in the aggregate, is or could reasonably be expected to be materially adverse to either Seller’s Property, or to the ability of any Party to consummate timely the transactions contemplated by this Agreement. For purposes hereof, any event, combination of events, circumstance or occurrence or change that, individually or in the aggregate, has or could reasonably be expected to result in adverse consequences of less than One Hundred Thousand Dollars ($100,000) and will not prohibit a Party from timely consummating the transactions contemplated by this Agreement shall be deemed not to be a “Material Adverse Effect” for purposes of the representations or warranties contained in Article 5 of this Agreement.
Permit means any license, permit, concession, franchise, authority, consent or approval granted by any Governmental Authority.
Permitted Encumbrances means (a) the Liens described in the Schedules hereto, (b) Liens for current Taxes which are not yet due and payable or which Seller is contesting in good faith and for which Seller has established reserves in accordance with GAAP, (c) mechanics’, materialmen’s, carriers’, warehousemen’s, vendor’s, landlord’s and similar liens securing obligations which are not delinquent and do not detract from the value or interfere with the present use of the asset to which such lien attaches.
Person means any individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, trust, unincorporated organization, Governmental Authority.
Pipeline Manuals means the manuals developed by Seller, or its predecessors, and used in the operation of its pipeline systems.

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Proceeding means any action, suit, claim, investigation, review or other proceeding, at law or in equity, before any Governmental Authority or any arbitrator, board of arbitration or similar entity.
Reasonable Efforts means efforts in accordance with reasonable commercial practice and without the incurrence of unreasonable expense.
Right-of-Way means all rights-of-way, easements, licenses or prescriptive rights that are appurtenant to or associated with the Pipeline.
Tax means, as relating to any of the Property, any federal, state or local income tax, ad valorem tax, excise tax, sales tax, use tax, franchise tax, real or personal property tax, transfer tax, gross receipts tax, withholding tax, or other tax, assessment, duty, fee, levy or other governmental charge, together with and including, without limitation, any and all interest, fines, penalties, assessments and additions to tax resulting from, relating to, or incurred in connection with any such tax or any contest or dispute thereof.
Tax Return means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereof, and including any amendment thereof.
Third Person means any Person other than Seller or Buyer or their Affiliates.
Transaction means the transactions contemplated by the Transaction Documents.
Transaction Documents means this Agreement and each other agreement entered into in connection with this Agreement.
     2. Other Terms. Other terms may be defined elsewhere in the text of the Agreement and shall have the meaning indicated throughout the Agreement.
     3. Other Definitional Provisions.
     (a) The words “hereof, “herein”, and “hereunder” and words of similar import, when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “including” when used in this Agreement shall mean “including without limitation”.
     (b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.
     (c) Whenever the Parties have agreed that any approval or consent shall not be “unreasonably withheld”, such phrase shall also include the Parties’ agreement that the approval or consent shall not be unreasonably delayed or conditioned.

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